EXHIBIT 99.1

ZymoGenetics Appoints James Harper to Board of Directors; Seasoned Pharmaceutical Executive Offers Marketing and Operations Expertise

    SEATTLE--(BUSINESS WIRE)--July 1, 2004--ZymoGenetics, Inc. (Nasdaq:ZGEN) has appointed James A. Harper to its Board of Directors effective July 1, 2004. Mr. Harper has thirty years of global experience in the pharmaceutical and medical device industries, and has recently retired from the post of Group Vice President of Global Marketing and Sales at Eli Lilly and Company. Mr. Harper gained significant marketing, operations and strategic expertise during his career. He implemented innovative approaches to product development, led many successful product launches and negotiated and managed several business alliances. He also served as President and CEO of Advanced Cardiovascular Systems, Inc. during its transition from an early stage company to a highly profitable enterprise.
    "We are extremely proud to have James Harper join our Board," said Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "We expect Mr. Harper's expertise will be a great help as ZymoGenetics moves product candidates toward market approval; we're pleased he'll be working with us."
    " I'm delighted to be joining ZymoGenetics' Board of Directors with such illustrious biotech founders as George Rathmann and Ed Penhoet," said James Harper. "ZymoGenetics is at an exciting point, where marketing and product commercialization will be critical to the Company's success. I'm looking forward to taking part in that effort."
    Mr. Harper currently also serves as the Vice Chair of the Board of the American Diabetes Association Research Foundation. He was previously a Flight Officer with the U.S. Navy. He holds a Master of Business Administration from the Wharton School in Marketing/Finance, and a Bachelor of Arts degree from Vanderbilt University in Biology.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

    CONTACT: ZymoGenetics, Inc.
             Investor Relations
             John Calhoun, MD, MBA
             Director, Corporate Communications & Investor Relations
             206-442-6744
             or
             Media Relations
             Susan W. Specht, MBA
             Corporate Communications Manager
             206-442-6592